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                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                              April 24, 2006



Citigroup Funding Inc.
388 Greenwich Street, 38th Floor
New York, New York 10013
Attn:  Treasury Capital Markets


Ladies and Gentlemen:

         We understand that Citigroup Funding Inc., a Delaware corporation (the "Company"), proposes to issue and sell $17,000,000 aggregate principal amount of its Principal-Protected Equity Linked Notes Based Upon the Nasdaq-100 Index(R) Due October 29, 2009 (the "Notes"). The payments due under the Notes will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 1,700,000 Notes for an amount equal to $16,617,500 (97.75% of the aggregate principal amount). The Closing Date shall be April 27, 2006 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

         The Notes shall have the following terms:

Title: Principal-Protected Equity Linked Notes Based Upon the Nasdaq-100 Index(R) Due October 29, 2009.

Maturity:                              October 29, 2009.

Maturity Payment: Holders of the Notes will be entitled to receive at maturity, for each $10 principal amount of Notes such holders hold, a payment equal to the sum of $10 and an index return amount (as defined in the Prospectus Supplement dated April 24, 2006 relating to the Notes).

Interest Rate                          The Notes do not bear interest. No
                                       payments on the Notes will be made until
                                       maturity
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Initial Price To Public:               100% of the principal amount thereof

Redemption Provisions:                 The Notes are not redeemable by the
                                       Company prior to maturity.

Trustee:                               The Bank of New York.

Indenture:                             Indenture, dated as of June 1, 2005.

         All the provisions contained in the document entitled "Citigroup Funding Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated March 10, 2006 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Michael S. Zuckert, Esq. is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

         Please accept this offer no later than 9:00 p.m. on April 24, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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         "We hereby accept your offer, set forth in the Terms Agreement, dated
April 24, 2006, to purchase the Notes on the terms set forth therein."


                                           Very truly yours,



                                           CITIGROUP GLOBAL MARKETS INC.


                                           By: /s/ Richard T. Chang
                                               -------------------------------
                                               Name:  Richard T. Chang
                                               Title: Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.



By: /s/ Geoffrey S. Richards
    -----------------------------------------
    Name:  Geoffrey S. Richards
    Title: Vice President
           and Assistant Treasurer


CITIGROUP INC.



By: /s/ Charles E. Wainhouse
    -----------------------------------------
    Name:  Charles E. Wainhouse
    Title: Assistant Treasurer


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